CMA Muni-State Municipal Series Trust
Series Number: 4
File Number: 811-5011
CIK Number: 810598
CMA California Municipal Money Fund
For the Period Ending: 03/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/17/2000	$ 5,200	Puerto Rico Comwlth	4.20%	12/01/2015
06/19/2000	30,000	Los Angeles California Trans	4.95	06/30/2000
09/20/2000	23,800	California Housing Finance Agency	3.50	02/01/2026
10/17/2000	8,000	Puerto Rico Comwlth	3.45	12/01/2015
10/26/2000	8,700	California Housing Finance Agency	4.10	02/01/2035
10/26/2000	20,365	California Housing Finance Agency	4.10	02/01/2026
11/13/2000	15,820	Los Angeles County	4.41	07/01/2018
11/30/2000	15,700	California Housing Finance Agency	3.90	02/01/2026
11/30/2000	33,335	California Housing Finance Agency	3.90	02/01/2035
12/11/2000	26,500	California Housing Finance Agency	5.00	02/01/2035
01/19/2001	23,115	Los Angeles California School	3.85	12/01/2017
01/26/2001	26,000	California Housing Finance Agency	4.55	02/01/2026
01/29/2001	16,050	California Housing Finance Agency	4.15	02/01/2035
01/29/2001	3,895	California Housing Finance Agency	3.95	02/01/2031
03/16/2001	22,000	California Housing Finance Agency	3.35	02/01/2026
03/21/2001	24,335	California Housing Finance Agency	2.85	02/01/2035
03/21/2001	7,570	California Housing Finance Agency	2.85	02/01/2026

Last Updated on 05/30/2001
By Win95 User